Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Bridgeline Digital, Inc. Form S-8 filed under the Securities Act of 1933, as amended, of our report dated December 20, 2021, with respect to our audit of the consolidated financial statements of Bridgeline Digital, Inc. as of September 30, 2021, and for the year then ended, originally appearing in the Annual Report on Form 10-K of Bridgeline Digital, Inc. for the year ended September 30, 2021.

/s/ PKF O'Connor Davies, LLP

New York, New York

May 13, 2022